EXHIBIT 99.1

Communications Systems, Inc. Announces Closing of the Merger with Pineapple Energy LLC and Changes its Name to Pineapple Holdings, Inc.

Company raises $32 million in private placement

Trading under “PEGY” on the Nasdaq Capital Market to begin March 29, 2022

MINNETONKA, Minn.—March 28, 2022 – Communications Systems, Inc. (Nasdaq: JCS) (the “Company” or “Pineapple Energy”) today announced the closing of its merger with Pineapple Energy LLC. In connection with the closing, the Company changed its name to “Pineapple Holdings, Inc.” on March 28, 2022 and its common stock is expected to trade on the Nasdaq Capital Market under the new symbol “PEGY” on Tuesday, March 29, 2022.

Immediately prior to the merger, Pineapple Energy completed its acquisition of two Hawaiian solar companies, Hawaii Energy Connection, LLC and E-Gear, LLC. Following the merger, Pineapple Energy operates a portfolio of brands including Hawaii Energy Connection, E-Gear, Sungevity, and Horizon Solar Power that provide homeowners with an end-to-end product offering spanning solar, battery storage, and grid services.

Immediately following the completion of the merger, the Company completed its previously announced private placement of Series A preferred stock and warrants to institutional investors resulting in gross proceeds to the Company of $32.0 million.

Roger Lacey, Chair of the Board, commented, “We are thrilled to have completed this merger and we extend a warm welcome to our new board members, Marilyn Adler, Tom Holland, Scott Honour, and Kyle Udseth. As we move forward, we have confidence that Pineapple Energy will capitalize on the compelling financial and environmental benefits of residential solar, as well as the strong drive among homeowners and small businesses to increase their energy independence and transition away from fossil fuels.”

Kyle Udseth, who was appointed as Chief Executive Officer of the Company in connection with the merger, commented, “With the closing completed, we are excited to get to work building the nation’s leading residential energy management company. We believe that Pineapple Energy is well positioned as a platform for our national consolidation strategy and there are attractive acquisition opportunities among leading independent solar, storage and energy management companies. The merger and financing provide Pineapple Energy with enhanced resources to pursue its growth and acquisition strategy.”

Scott Honour, Managing Partner of Northern Pacific Group, which through its investment funds was Pineapple Energy LLC’s largest shareholder, added, “We believe U.S. Energy policy is undergoing a sea change before our eyes. Pineapple Energy has the talent and experience to take advantage of these trends to create a nationwide trusted energy partner to households and small businesses. As a member of the Pineapple Energy board, I look forward to leveraging our collective dealmaking and industry expertise to support the Pineapple Energy M&A strategy.”

As previously announced, Company shareholders of record as of the close of business on Friday, March 25, 2022 will receive one contractual non-transferable Contingent Value Right (CVR) per share of Company common stock held, which will entitle the CVR holder to a portion of the proceeds of dispositions of the Company’s pre-merger assets after the effective time of the merger. No ex-dividend date is applicable to the CVRs because they are non-transferrable. The CVRs are issued only in book entry.

Immediately prior to the merger, the Company had 2,429,341 shares of common stock outstanding. Immediately following the merger, the Company had 7,435,586 shares of common stock outstanding. Accordingly, the pre-merger Company shareholders own approximately 32.7% of the Company’s common stock outstanding immediately following the effective time of the merger and the pre-merger Pineapple Energy LLC unit holders own approximately 67.3% of the Company’s common stock outstanding immediately following the effective time of the merger.

On a fully-diluted basis taking into account the closing of the merger and the private placement, the pre-merger Company shareholders own approximately 20.0% of the Company’s stock, the pre-merger Pineapple Energy LLC unit holders own approximately 41.2% of the Company’s stock, and the private placement investors own approximately 38.8% of the Company’s stock.

About Pineapple Holdings, Inc.

Pineapple Holdings, Inc., which does business as Pineapple Energy (f/k/a Communications Systems, Inc.) (Nasdaq: PEGY), is focused on growing leading local and regional solar, storage, and energy services companies nationwide. Our vision is to power the energy transition through grass-roots growth of solar electricity paired with battery storage. Our portfolio of brands, Hawaii Energy Connection, E-Gear, Sungevity and Horizon Solar Power, provide homeowners and small businesses with an end-to-end product offering spanning solar, battery storage, and grid services.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, and future acquisitions. These statements are based on Pineapple Energy’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements here due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties, including those described in “Risks Related to the Combined Company Following Consummation of the Merger” in Item 1A of the Company’s Form 10-K for the fiscal year ended December 31, 2021 filed with the Securities and Exchange Commission on March 14, 2022 and other factors set forth in the company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release. Pineapple Energy does not undertake any obligation to update or revise these forward-looking statements for any reason, except as required by law.

Contacts

For Pineapple Holdings, Inc.

Kyle Udseth

Chief Executive Officer

+1 (952) 582-6460

kyle.udseth@pineappleenergy.com

Mark D. Fandrich

Chief Financial Officer

+1 (952) 582-6416

mark.fandrich@pineappleenergy.com

The Equity Group Inc.

Lena Cati

Senior Vice President

+1 (212) 836-9611

lcati@equityny.com